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                                                                   Exhibit 10.23

                         PHYSICIAN EMPLOYMENT AGREEMENT

         THIS PHYSICIAN EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of April, 2004 by and between 21ST CENTURY ONCOLOGY, INC., a Florida corporation ("21st Century") or its assignee and DANIEL E. DOSORETZ, M.D. ("Physician").

                                   WITNESSETH:

         WHEREAS, 21st Century is a Florida corporation that operates radiation therapy centers ("Centers"); and

         WHEREAS, 21st Century is subsidiary of Radiation Therapy Services, Inc. ("RTSI"), a Florida corporation that has ownership interests in other corporations (the "Affiliates") that operate Centers; and

         WHEREAS, Physician is a radiation oncologist who is licensed to practice medicine in certain states in which 21st Century operates Centers;

         WHEREAS, Physician is concurrently herewith entering into an Executive Employment Agreement (the "Executive Agreement") with RTSI; and

         WHEREAS, 21st Century wishes to engage Physician to provide medical services as a radiation oncologist at certain of the Centers operated by 21st Century according to the terms and conditions of this Agreement which is conditioned upon closing of RTSI's initial public offering.

         NOW, THEREFORE, in consideration of the premises and of the promises hereinafter contained, the parties agree as follows:

         1. TERM. Subject to the conditions set forth below, Physician agrees to provide services as a radiation oncologist at the Centers specified pursuant to this Agreement to such persons as are accepted by 21st Century as patients of the Centers. Unless terminated earlier by either party as provided herein, this Agreement shall be for three (3) years beginning the date hereof, and shall be automatically renewed for consecutive two (2) year terms thereafter on the anniversary date of this Agreement unless either party gives written notice to the other party at least one hundred twenty (120) days in advance of the renewal date of its intent not to renew the Agreement.

         2. ACCEPTANCE BY PHYSICIAN. Physician agrees to provide medical services at the Centers on the terms and conditions herein set forth. Physician shall practice at such Centers as are mutually agreed and it is contemplated that Physician will work two (2) days per week under this Agreement while the Executive Agreement is in effect. Throughout the term of this Agreement and any renewal period hereof, Physician will be licensed to practice medicine in the State of Florida and/or such other states as mutually agreed. Physician agrees that in the rendition of such professional services at the Centers, Physician will comply with the reasonable policies, standards and regulations of 21st Century established from time to time. This Agreement is exclusive in favor of 21st Century and Physician may not perform services for other providers of radiation therapy or oncology services without the prior written approval of 21st Century. Nothing in this Agreement shall be deemed to preclude Physician from (i) serving or continuing to serve as an officer or on the Board of Directors of entities that do not compete with 21st Century or (ii) serving or continuing to serve on the board or advisory committees of medical, charitable or other similar organizations.

         3. COMPENSATION. A. 21st Century agrees to pay Physician for the services provided hereunder a base annual salary of Four Hundred Fifty Thousand Dollars ($450,000) ("Base Salary").


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Physician shall be eligible for all fringe benefit plans, disability plan and other health and welfare benefit plans of 21st Century. 21st Century shall pay all medical malpractice insurance premiums related to Physician's employment including "tail" coverage after termination or expiration of this Agreement. The Medical Director or Board of Directors of the Company may provide a bonus to Physician based upon a RVU formula.

         4. TERMINATION OTHER THAN FOR CAUSE. A. If Physician dies or becomes disabled during any term of this Agreement, 21st Century agrees to pay to Physician's designated beneficiary as salary continuation or to Physician one
(1) year of Physician's monthly Base Salary, plus such additional Base Salary as Physician may have become entitled to pursuant to section 3 above, payable monthly, beginning with the date of death or commencement of disability; thereafter, in the case of disability and for the duration thereof, Physician shall receive benefits to the extent provided under 21st Century's disability plan (the "Disability Plan"). For purposes of this Agreement, "disability" shall have the meaning given in the Disability Plan.

                (a) If Physician voluntarily gives written notice at least ninety (90) days in advance of the last day of any term hereunder to terminate this Agreement at the expiration of such term and continues to render services as provided herein until at the end of the term, 21st Century agrees to pay to Physician as severance pay two (2) months of Physician's monthly Base Salary for the immediately preceding twelve month period, plus such additional Base Salary as Physician may have become entitled to pursuant to section 3 above, payable monthly, beginning with the date of actual termination of this Agreement. Said severance pay shall be in addition to the compensation earned by Physician during the notice period required herein. Physician must render services as provided hereunder during the 90 day period. The required notice and continued service is of the essence, and if Physician does not give the required notice and continue to be available for full-time exclusive service to 21st Century pursuant to this Agreement during the notice period, Physician shall not be entitled to any severance pay.

                (b) If Physician voluntarily terminates his employment for any reason prior to the end of a term or without giving notice in accordance with section 1 of this Agreement, 21st Century shall have no liability to Physician other than for accrued and unpaid Base Salary prior to the date of termination.

                (c) If 21st Century terminates Physician without "cause" (as defined in section 5 below), 21st Century shall pay Physician all compensation provided for in section 3 above until the end of the then-current term of this Agreement.

                (d) If the Executive Agreement is terminated for any reason, but this Agreement is not terminated, this Agreement shall continue in full force and effect, except that the annual Base Salary shall be increased to an amount that is no less than the amount of annual compensation of the highest paid physician then employed by or associated with 21st Century, and Physician shall be expected to devote full time and attention to the rendition of professional services pursuant to this Agreement.

                (e) If this Agreement is terminated for any reason, but the Executive Agreement is not terminated, Physician shall not receive the post-termination or severance benefits set forth in subsections (a) and (b) above so long as his annual base salary under the Executive Agreement is increased pursuant to the upward adjustment clause under Section 5 of the Executive Agreement.

         5. TERMINATION FOR CAUSE. This Agreement shall be deemed to be terminated for "cause" by 21st Century, and the relationship of 21st Century and Physician existing between the parties shall be deemed severed without any liability on the part of 21st Century to Physician for further compensation or remuneration (other than for accrued and unpaid Base Salary prior to the date of termination) upon the occurrence of any of the following events:


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                (a) A final and unappealable suspension, revocation, or
cancellation of Physician's license or right to perform medical services in the State of Florida;

                (b) The final and unappealable placing or imposing of any restrictions or limitations, by any governmental authority having jurisdiction over Physician, upon Physician so that Physician cannot engage in the medical services contemplated hereunder;

                (c) Physician shall willfully or with gross negligence fail or refuse to materially comply after reasonable notice with the reasonable policies, standards, and regulations of 21st Century from time to time established or engage in gross misconduct resulting in material economic harm to 21st Century;

                (d) Physician is convicted of a felony;

                (e) Physician is convicted of a crime or offense committed in connection with his duties hereunder; or

                (f) Physician is excluded from the Medicare or Medicaid program as a participating physician.

         No termination shall be treated as a termination for "cause" unless the Physician is given a minimum of one hundred and twenty (120) days or such longer period as is reasonably necessary to cure an alleged breach.

         6. NON-COMPETITIVE AND RESTRICTIVE AGREEMENTS.

                (a) During the term of this Agreement and any renewal period, Physician shall not undertake any professional service except as directed and authorized by 21st Century and shall not engage in any profession other than the rendition of the professional services as directed by 21st Century.

                (b) In the event of the termination of this Agreement for any reason, Physician agrees not to directly or indirectly engage in the practice of radiation therapy or oncology, or otherwise compete with 21st Century, or any of its physician providers, by practicing as a radiation therapist or oncologist
(i) at any hospital in which physician providers of 21st Century regularly admit patients, (ii) within any county in which 21st Century or any of its Affiliates operate a Center, or (iii) or within a radius of twenty-five (25) miles of any Center of 21st Century or any of its Affiliates, for a period of two (2) years after the date of such actual termination of this Agreement. The purpose of this covenant is to protect 21st Century from the irreparable harm it will suffer if Physician competes with 21st Century after having participated in the initial public offering of RTSI, and having been introduced to 21st Century's personnel and patients and after learning special medical procedures used by 21st Century's physician providers, 21st Century's business procedures, office and practice policies, and the special and confidential professional procedures developed by 21st Century.

                (c) The parties agree that in the event of any breach or attempted breach of any of the covenants set out in section 6(b) (the "Covenant Not to Compete"), 21st Century will be entitled to equitable relief by way of injunction or otherwise, in addition to any remedy at law which may be available. The parties agree that any violation or threatened violation by Physician of the Covenant Not to Compete will cause 21st Century to suffer irreparable harm. The parties agree that 21st Century's remedy of an injunction is not the exclusive remedy for breach of the Covenant Not to Compete and that a court may grant such additional relief as is reasonable.

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                (d) In the event the Covenant Not to Compete shall be determined by a court of competent jurisdiction to be unenforceable by reason of its geographic or temporal restrictions being too great, or by reason that the range of activities covered is too great, or for any other reason, this Section 6 shall be interpreted to extend over the maximum geographic area, period of time, range of activities or other restrictions as to which it may be enforceable.

                (e) RTSI shall be a third party beneficiary of this Section 6 to the extent permitted by law.

         7. 21ST CENTURY'S RIGHT TO INCOME. All fees, compensation, monies, and other things of value charged by 21st Century and received or realized as a result of the rendition of medical services by Physician pursuant to this Agreement shall belong to and be paid and delivered to 21st Century.

         8. PHYSICIAN EXPENSES. 21st Century shall pay the reasonable business expenses as are incurred by Physician upon presentation by Physician of an itemized account of such expenditures.

         9. VACATION AND TIME AWAY. Physician shall be entitled to no less than four (4) weeks vacation with pay during each year of this Agreement. Physician may take additional time away from the practice to attend professional meetings and seminars with the reasonable expenses paid for by 21st Century with the prior approval of 21st Century. All time away from practice, including time for vacation and continuing medical education, shall be scheduled with 21st Century. Physician shall be responsible for arranging coverage during Physician's absences for vacation and continuing medical education and shall inform 21st Century of such coverage arrangements.

         10. NOTICES. Any notice required or permitted to be given pursuant to this Agreement shall be sufficient if in writing and if sent by registered mail to either party at its last known residence.

         11. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Florida.

         12. ENTIRE AGREEMENT. This instrument contains the entire agreement of the parties regarding Physician's provision of medical services at the Centers and supersedes all previous negotiations, discussions, and agreements between the parties. Any amendments or modifications to this Agreement shall be made in writing only and shall be by agreement of 21st Century and Physician.

         13. ASSIGNMENT. This Agreement may not be assigned without the written consent of the parties.

         14. SEVERABILITY. In the event that any paragraph or clause of this Agreement is held or declared by a final and unappealable decision to be void, illegal, or unenforceable for any reason, the offending paragraph or clause shall, if possible, be reformed by the authority making such decision in such manner as will implement, to the fullest extent legally permissible, the expressed intentions of the parties hereto without illegality or unenforceability. If such reformation is not possible, the offending paragraph or clause shall be stricken and all other paragraphs and clauses of this Agreement shall nevertheless remain in full force and effect; provided, however, that if striking such offending clause or paragraph would result in a substantial change in the contractual relationship between the parties, thereby depriving either or both of the parties of the benefit of the fundamental economic bargain herein set forth, this Agreement shall become voidable upon demand of the party whose interests are thus impaired.

         15. HEADINGS. The headings contained in this Agreement are included for convenience only and no such heading shall in any way alter the meaning of any provision.


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         16. WAIVER. The failure of either party to insist upon strict adherence to any obligation of this Agreement shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

         17. COUNTERPARTS. This Agreement may be executed in two (2) counterparts, each of which shall be considered an original.


         IN WITNESS WHEREOF, the parties have set their hands and seals the day and year first above written.


                                   21ST CENTURY ONCOLOGY, INC.

                                   By:
                                      -----------------------------------------

                                   Title:
                                          -------------------------------------


                                   "PHYSICIAN"

                                   /s/ Daniel E. Dosortez, M.D.
                                   --------------------------------------------
                                   Daniel E. Dosortez, M.D.